Exhibit 99.1

HYUN WON OF KOREA ENTERS INTO MANUFACTURING AGREEMENT WITH VIASPACE SUBSIDIARY
DIRECT METHANOL FUEL CELL CORPORATION

PASADENA, CA and Seoul, Korea—October 11, 2006— VIASPACE Inc. (OTCBB: VSPC), a company dedicated to commercializing proven technologies from NASA and the US Department of Defense, announced today that its subsidiary, Direct Methanol Fuel Cell Corporation (DMFCC), has signed a cartridge design and certified manufacturer agreement with Hyun Won Inc. of Daegu-city, South Korea.

Hyun Won Inc. manufactures distributes portable multimedia players with the brand mobiBLU. The company also produces image processing systems, glass encapsulation for optical light emitting diodes, and controllers for automated machinery.

“Direct Methanol Fuel Cell Corporation is establishing a global network of partners to manufacture and distribute fuel cartridges”, reports Dr. Carl Kukkonen, CEO of both VIASPACE and DMFCC. “I welcome Hyun Won as a partner and look forward to a long and mutually beneficial relationship”.

Hyun Won CEO, Mr. O-Shik Song stated. “The portable electronics industry is moving toward fuel cells, and I believe that fuel cartridges can be one of the growth engines for our company. Hyun Won can be a strategic partner with VIASPACE to develop and introduce other high-technology products into the Korean marketplace.”

DMFCC focuses on producing methanol fuel cartridges that will provide the energy source for laptop computers, cell phones and other portable electronic devices to be powered by direct methanol fuel cells.

Fuel cells are expected to gain a substantial market share because they offer longer operating time as compared to current lithium ion batteries and may be instantaneously recharged by simply replacing the disposable fuel cartridge. It has been announced that direct methanol fuel cells are being developed for portable electronic applications by companies such as Samsung and LG in Korea, and by Toshiba, NEC, Hitachi and Sanyo in Japan.

About VIASPACE: Originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at www.VIASPACE.com, or contact for Investor Relations, Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

About Hyun Won: Hyun Won is a diversified technology company with offices in Korea, Canada and the US. Hyun Won was founded in 1996, and is listed on the Korean stock exchange (KSDAQ). For more information please visit the web site at www.mobiblu.com.

Press contact: Carl Kukkonen 626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, as well as general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations, changes in consumer and business consumption habits, and other factors over which VIASPACE has little or no control.